Exhibit 5.1

January 25, 2006

MISCOR Group, Ltd.
1125 South Walnut Street
South Bend, Indiana 46619

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-1 (Reg. No. 333-129354) (as amended, the “Registration Statement”) filed by MISCOR Group, Ltd. (“MISCOR”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of the following shares of MISCOR common stock, no par value (the “MISCOR Common Stock”), for resale by the selling shareholders named in the Registration Statement:

1.	104,358,962 outstanding shares of MISCOR Common Stock (the “Outstanding Shares”); and

2.
95,269,289 shares of MISCOR Common Stock (the “Conversion Shares”) to be issued upon exercise of certain warrants issued by MISCOR in prior transactions (the “Warrants”) and upon conversion of certain convertible notes and debentures issued by MISCOR in prior transactions (the “Notes and Debentures”), in each case as described in the Registration Statement.

We are furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with your request, we have made such examination of the corporate records and proceedings of MISCOR and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

Based upon such examination, we are of the opinion that:

1.	the Outstanding Shares have been validly issued and are fully paid and non-assessable; and

2.
MISCOR has duly authorized the Conversion Shares to be issued upon exercise of the Warrants or conversion of the Notes and Debentures, as applicable, and, when issued and delivered upon the exercise of the Warrants in accordance with their terms against payment of the applicable exercise price or upon the conversion of the Notes

MISCOR Group, Ltd.
January 25, 2005

and Debentures in accordance with their terms, in each case in the manner described in the Registration Statement and in compliance with the Securities Act and applicable state blue sky laws, the Conversion Shares will have been validly issued and will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

BARNES & THORNBURG LLP

/s/ Barnes & Thornburg LLP